EXHIBIT  11.1

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE--DILUTED
FISCAL YEARS ENDED FEBRUARY 1, 2003, FEBRUARY 2, 2002
AND FEBRUARY 1, 2001
                                   2002        2001         2000
                              ------------ ------------ ------------
Common shares outstanding
 at beginning of
 fiscal period                 18,201,743   17,885,645   17,791,450
Shares issued during
 the period-weighted average       76,709      194,809       36,813
Shares issuable under
 employee stock plans -
 weighted average                  31,823       38,154       38,775
Dilutive effect of exercise
 of certain stock options          14,500       60,150      175,039

Less: Treasury stock -
 weighted average             (10,238,303) (10,239,843)  (9,967,217)
                              ------------ ------------ ------------
Weighted average number
 of common and common
 equivalent shares              8,086,472    7,938,915    8,074,860
                              ============ ============ ============
Net earnings (loss)
 applicable to common shares:
  From continuing operations  $ 7,636,682  $ 7,022,337  $15,837,772
  Cumulative effect of change
   in accounting principle              -            -  (10,219,121)
  From discontinued operations (1,093,844)    (481,692)  (5,089,045)
                              ------------ ------------ ------------
      Net earnings            $ 6,539,838  $ 6,540,645  $   529,606
                              ============ ============ ============
Earnings (loss) per common
 share:
  From continuing operations  $      0.94  $      0.88  $      1.96
  Cumulative effect of change
   in accounting principle              -            -        (1.27)
  From discontinued
   operations                       (0.14)       (0.06)       (0.63)
                              ------------ ------------ ------------
     Net earnings             $      0.80  $      0.82  $      0.06
                              ============ ============ ============

Options to purchase 964,448, 1,006,620 and 689,412 shares of common stock were outstanding during 2002, 2001, and 2000, respectively, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.